Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2020 RESULTS AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET FOR 2021
Updates 2020 earnings guidance and provides 2021 earnings guidance and forecasted 2020 - 2024 capital expenditures

MADISON, Wis. - November 2, 2020 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended September 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2020	2019	2020	2019
Utilities and Corporate Services	$0.89	$0.92	$0.89	$0.92
American Transmission Company (ATC) Holdings	0.03	0.03	0.03	0.03
Non-utility and Parent	0.06	(0.01)	0.02	(0.01)
Alliant Energy Consolidated	$0.98	$0.94	$0.94	$0.94

“As we continue to achieve major milestones on our purpose-driven plan -- such as completing our 1,150 megawatts wind expansion -- we have kept focus on our customers and Powering What’s Next. We recently released our Iowa Clean Energy Blueprint, which includes the addition of up to 400 megawatts of new solar generation,” said John Larsen, Alliant Energy Chairman, President and CEO. “We narrowed and raised our 2020 earnings guidance to a range of $2.40 to $2.46 per share. I am also pleased to share that our Board of Directors has approved a 6% increase in our annual common stock dividend target, raising it to $1.61 per share for 2021.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.89 per share of GAAP EPS in the third quarter of 2020, which was $0.03 per share lower than the third quarter of 2019. The primary drivers of lower EPS were higher depreciation expense, equity dilution, and lower sales due to the Derecho storm in Iowa. These impacts were partially offset by higher earnings resulting from IPL’s and WPL’s increasing rate base and timing of income taxes.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated $0.06 per share of GAAP EPS in the third quarter of 2020, which was a $0.07 per share earnings increase compared to the third quarter of 2019. The higher EPS was primarily driven by an adjustment to the credit loss liability related to legacy guarantees associated with an affiliate of Whiting Petroleum Corporation (Whiting Petroleum) and timing of income taxes.

Earnings Adjustments - Non-GAAP EPS for the three months ended September 30, 2020 excludes $0.04 per share related to the credit loss adjustment described above for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature Impacts to Non-GAAP EPS- The estimated year-to-date impact of temperatures on EPS compared to normal temperatures, is a $0.01 per share gain in 2020. The midpoint of the temperature normalized non-GAAP EPS guidance for the full year 2020 is $2.42.

Details regarding GAAP EPS variances between the third quarters of 2020 and 2019 for Alliant Energy are as follows:

Variance
Timing of income taxes	$0.09
Higher revenue requirements primarily due to increasing rate base	0.07
Higher depreciation expense	(0.04)
Equity dilution	(0.04)
Credit loss adjustment on guarantee for affiliate of Whiting Petroleum	0.04
Other (includes lower sales due to the Derecho and COVID-19)	(0.08)
Total	$0.04

Higher revenue requirements primarily due to increasing rate base - In March 2019, Interstate Power and Light Company (IPL) filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric and gas customers, based on a 2020 forward-looking test period. An interim retail electric rate increase was implemented effective April 2019. The IUB approved a settlement agreement to increase retail gas rates, which was implemented on January 10, 2020. The IUB approved a settlement agreement to increase retail electric rates, which was implemented on February 26, 2020. IPL recognized $0.02 per share increase in the third quarter of 2020 due to the higher revenue requirements from increasing rate base. Increasing rate base at IPL is primarily attributed to its new wind generation projects. These investments have increased depreciation expense and reduced fuel costs.

In December 2018, Wisconsin Power and Light Company (WPL) received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period. Under the settlement, WPL’s retail electric and gas base rates will not change from 2018 levels through the end of 2020. The retail electric revenue requirement increase, resulting from increasing investments in rate base, was offset by the federal Tax Cuts and Jobs Act of 2017 benefits and lower fuel-related costs. WPL recognized $0.05 per share in the third quarter of 2020 due to the retail electric and gas revenue requirement increase primarily due to increasing rate base. Increasing rate base at WPL is primarily attributed to its West Riverside expansion project. This investment has increased depreciation expense and reduced fuel costs.

Timing of income taxes - Tax expenses are recorded based on an estimated annual effective tax rate, which causes fluctuations in the amount of tax expense quarter-over-quarter. The timing variance will be reversed by the end of the year.

Credit loss adjustment on guarantee for affiliate of Whiting Petroleum - A wholly-owned subsidiary of Alliant Energy continues to guarantee the partnership obligations of an affiliate of Whiting Petroleum under multiple general partnership agreements it maintains within the oil industry. The partnership obligations include costs associated with the future abandonment of certain facilities owned by the partnerships. Whiting Petroleum completed its bankruptcy proceedings in the third quarter of 2020. Alliant Energy estimates a decrease in the current expected credit loss related to the guarantees and has recognized $0.04 per share of earnings in the third quarter of 2020. This is a non-recurring increase to earnings.

2020 Earnings Guidance

Alliant Energy is updating its EPS guidance for 2020 as follows. The midpoint of the 2020 EPS guidance was increased by $0.02 per share primarily due to higher earnings from temperature impacts on retail electric and gas sales during the first nine months of 2020.

	Revised	Previous
Alliant Energy Consolidated	$2.40 - $2.46	$2.34 - $2.48

Drivers for Alliant Energy’s 2020 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Normal temperatures in its utility service territories

•	Continued improvement through the remainder of 2020 of COVID-19 and Derecho related sales impacts

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (9%)

The 2020 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2021 Earnings Guidance

Alliant Energy is issuing EPS guidance for 2021 of $2.50 - $2.64. Drivers for Alliant Energy’s 2021 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Stable economy and COVID-19 impacts and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (14%)

The 2021 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“With our historic wind expansion of 2019 and 2020 complete, our customers and communities are experiencing the benefits of reliable, low cost, cleaner energy. Our 10-year track record of 5 to 7% long-term growth continues with our 2021 earnings guidance of $2.50 to $2.64 per share,” said Larsen.

2021 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved a 6% increase, or $0.09 per share, to its 2021 expected annual common stock dividend target of $1.61 per share from the current annual common stock dividend target of $1.52 per share. Payment of the 2021 quarterly dividend is subject to the actual dividend declaration by the Board of Directors each quarter, which is expected in January 2021 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected net capital expenditures for 2020 through 2024, which total $6.6 billion, as follows (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2020	2021	2022	2023	2024
Generation:
Renewable projects	$265	$485	$750	$635	$320
Other	150	90	180	175	90
Distribution:
Electric systems	675	470	435	535	695
Gas systems	170	70	75	70	70
Other	120	180	185	190	195
Gross Capital Expenditures	$1,380	$1,295	$1,625	$1,605	$1,370
Solar Project Tax Equity	—	—	(210)	(480)	—
Net Capital Expenditures	$1,380	$1,295	$1,415	$1,125	$1,370

Earnings Conference Call

A conference call to review the third quarter 2020 results is scheduled for Tuesday, November 3rd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 10, 2020, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 970,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•
the direct or indirect effects resulting from the COVID-19 pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects and waiving of late fees applied to past due accounts, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum Corporation (Whiting Petroleum), which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	the ability to complete construction of solar projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of renewable tax credits;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that excessive heat, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, including those related to the August 2020 derecho storm, or on the operations of Alliant Energy’s investments;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of changes in tax rates, including adjustments made to deferred tax assets and liabilities;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	other factors listed in the “2020 Earnings Guidance” and “2021 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2020 and 2021 earnings guidance, 2021 annual common stock dividend target and 2020-2024 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and nine months ended September 30, 2020 excluding a credit loss adjustment on guarantees for an affiliate of Whiting Petroleum. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and nine months ended September 30, 2020 and 2019. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our third quarter 2020 Form 10-Q.

The tax impact adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustment excluded from non-GAAP net income. The tax impact of the non-GAAP adjustment is calculated based on the estimated consolidated statutory tax rate.

This press release also includes temperature-normalized non-GAAP EPS guidance for the year ended December 31, 2020. Alliant Energy believes this non-GAAP guidance measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature normalized non-GAAP EPS guidance, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	Three Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$0.59	$0.59	$—	$—	$0.59	$0.59
WPL	0.29	0.31	—	—	0.29	0.31
Corporate Services	0.01	0.02	—	—	0.01	0.02
Subtotal for Utilities and Corporate Services	0.89	0.92	—	—	0.89	0.92
ATC Holdings	0.03	0.03	—	—	0.03	0.03
Non-utility and Parent	0.06	(0.01)	(0.04)	—	0.02	(0.01)
Alliant Energy Consolidated	$0.98	$0.94	($0.04)	$—	$0.94	$0.94

Earnings (in millions):	Three Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$148	$141	$—	$—	$148	$141
WPL	73	76	—	—	73	76
Corporate Services	3	3	—	—	3	3
Subtotal for Utilities and Corporate Services	224	220	—	—	224	220
ATC Holdings	8	8	—	—	8	8
Non-utility and Parent	14	(2)	(11)	—	3	(2)
Alliant Energy Consolidated	$246	$226	($11)	$—	$235	$226

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
Non-utility and Parent:
Credit loss adjustment on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $4 million	($11)	$—	($0.04)	$—

The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	Nine Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$1.17	$1.01	$—	$—	$1.17	$1.01
WPL	0.88	0.77	—	—	0.88	0.77
Corporate Services	0.04	0.03	—	—	0.04	0.03
Subtotal for Utilities and Corporate Services	2.09	1.81	—	—	2.09	1.81
ATC Holdings	0.11	0.09	—	—	0.11	0.09
Non-utility and Parent	0.02	(0.03)	(0.02)	—	—	(0.03)
Alliant Energy Consolidated	$2.22	$1.87	($0.02)	$—	$2.20	$1.87

Earnings (in millions):	Nine Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$290	$239	$—	$—	$290	$239
WPL	220	183	—	—	220	183
Corporate Services	10	10	—	—	10	10
Subtotal for Utilities and Corporate Services	520	432	—	—	520	432
ATC Holdings	26	23	—	—	26	23
Non-utility and Parent	4	(9)	(5)	—	(1)	(9)
Alliant Energy Consolidated	$550	$446	($5)	$—	$545	$446

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
Non-utility and Parent:
Credit loss adjustments on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $2 million	($5)	$—	($0.02)	$—

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Revenues:
Electric utility	$852	$916	$2,257	$2,350
Gas utility	42	42	253	323
Other utility	10	11	32	33
Non-utility	16	21	57	62
	920	990	2,599	2,768
Operating expenses:
Electric production fuel and purchased power	179	219	527	602
Electric transmission service	132	127	326	363
Cost of gas sold	11	9	117	151
Other operation and maintenance:
Energy efficiency costs	15	19	37	67
Non-utility Travero	12	15	42	44
Other	116	140	386	416
Depreciation and amortization	156	144	454	424
Taxes other than income taxes	27	27	82	84
	648	700	1,971	2,151
Operating income	272	290	628	617
Other (income) and deductions:
Interest expense	68	68	207	204
Equity income from unconsolidated investments, net	(15)	(12)	(46)	(35)
Allowance for funds used during construction	(13)	(22)	(51)	(66)
Other	3	4	7	11
	43	38	117	114
Income before income taxes	229	252	511	503
Income tax expense (benefit)	(20)	23	(47)	49
Net income	249	229	558	454
Preferred dividend requirements of IPL	3	3	8	8
Net income attributable to Alliant Energy common shareowners	$246	$226	$550	$446
Weighted average number of common shares outstanding:
Basic	249.7	239.1	247.9	237.7
Diluted	250.0	239.9	248.1	238.2
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.99	$0.95	$2.22	$1.88
Diluted	$0.98	$0.94	$2.22	$1.87

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2020	December 31, 2019
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$189	$16
Other current assets	844	860
Property, plant and equipment, net	14,199	13,527
Investments	478	468
Other assets	1,830	1,830
Total assets	$17,540	$16,701
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$7	$657
Commercial paper	422	337
Other current liabilities	866	1,060
Long-term debt, net (excluding current portion)	6,574	5,533
Other liabilities	3,762	3,709
Equity:
Alliant Energy Corporation common equity	5,709	5,205
Cumulative preferred stock of Interstate Power and Light Company	200	200
Total equity	5,909	5,405
Total liabilities and equity	$17,540	$16,701

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2020	2019
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$767	$882
Accounts receivable sold to a third party	(331)	(373)
Net cash flows from operating activities	436	509
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(935)	(1,004)
Other	(39)	(71)
Cash receipts on sold receivables	318	256
Other	(23)	(42)
Net cash flows used for investing activities	(679)	(861)
Cash flows from financing activities:
Common stock dividends	(281)	(253)
Proceeds from issuance of common stock, net	241	185
Proceeds from issuance of long-term debt	1,050	950
Payments to retire long-term debt	(654)	(253)
Net change in commercial paper	85	(92)
Other	(22)	(11)
Net cash flows from financing activities	419	526
Net increase in cash, cash equivalents and restricted cash	176	174
Cash, cash equivalents and restricted cash at beginning of period	18	26
Cash, cash equivalents and restricted cash at end of period	$194	$200

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2020	September 30, 2019
Common shares outstanding (000s)	249,761	240,343
Book value per share	$22.86	$20.68
Quarterly common dividend rate per share	$0.38	$0.355

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Utility electric sales (000s of megawatt-hours)
Residential	2,121	2,076	5,565	5,509
Commercial	1,679	1,760	4,599	4,834
Industrial	2,752	2,828	7,759	8,064
Industrial - co-generation customers	210	204	573	628
Retail subtotal	6,762	6,868	18,496	19,035
Sales for resale:
Wholesale	713	725	1,906	2,005
Bulk power and other	740	1,278	3,056	2,830
Other	17	23	53	71
Total	8,232	8,894	23,511	23,941
Utility retail electric customers (at September 30)
Residential	825,720	819,207
Commercial	143,085	142,794
Industrial	2,402	2,478
Total	971,207	964,479
Utility gas sold and transported (000s of dekatherms)
Residential	1,388	1,118	18,509	20,653
Commercial	1,553	1,477	11,940	13,862
Industrial	559	549	2,096	2,045
Retail subtotal	3,500	3,144	32,545	36,560
Transportation / other	24,842	25,021	79,546	71,814
Total	28,342	28,165	112,091	108,374
Utility retail gas customers (at September 30)
Residential	373,485	368,618
Commercial	44,038	44,118
Industrial	343	352
Total	417,866	413,088

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Electric margins	$6	$6	$5	$9
Gas margins	—	—	(1)	6
Total temperature impact on margins	$6	$6	$4	$15

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Normal	2020	2019	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	153	42	131	4,149	4,625	4,194
Madison, Wisconsin (WPL)	174	55	156	4,311	4,773	4,459
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	562	618	545	796	792	788
Madison, Wisconsin (WPL)	521	536	492	735	653	680

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.